Exhibit 10.2

TXCO Resources Inc. Overriding Royalty Purchase Plan

1.           Purpose

The purpose of the Overriding Royalty Purchase Plan is to allow the Company to purchase the overriding royalty interests of James E. Sigmon, the Company's Chairman, President and Chief Executive Officer, in the Company's oil and gas leases, in exchange for cash, shares of the Company's common stock or a combination thereof, if and when purchase terms are agreed upon by the Board of Directors and Mr. Sigmon.

The Board of Directors and Mr. Sigmon intend, from time to time, to jointly select a third-party appraiser to provide an appraisal report and/or fairness opinion, as they mutually deem appropriate, to the Company and Mr. Sigmon to aid in their negotiations with respect to the purchase price of any overriding royalty interests, although Mr. Sigmon is not obligated to accept any appraisal of his overriding royalty interests.  Any purchase price will be mutually agreed upon by Mr. Sigmon and the Board of Directors (with Mr. Sigmon abstaining from any Board discussions and vote(s) relating thereto).  For the avoidance of doubt and notwithstanding any other provision of the plan to the contrary, the Company may purchase some or all of Mr. Sigmon's overriding royalty interests in the Company's existing or future oil and gas leases, in one or more transactions, over the term of this plan.

Any shares of the Company's common stock issued in exchange for the overriding royalty interests may or may not be registered for resale by the Company, with the terms of any such registration rights to be mutually agreed upon by Mr. Sigmon and the Board of Directors.

The Plan shall be effective on the date it is approved by the Company's stockholders.

The Plan shall be administered by the Board of Directors and, except as otherwise expressly provided for herein, all questions of interpretation and application of the Plan shall be subject to the determination of a majority of the Board of Directors.

2.           Shares Reserved for Issuance

The Overriding Royalty Purchase Plan has 3,000,000 shares of the Company's common stock, $0.01 par value per share, reserved for issuance in connection with the Company's purchase(s), if any, of Mr. Sigmon's overriding royalty interests.  As of March 25, 2008, the closing sale price of the Company's common stock on the Nasdaq Global Select Market was $11.87.  The number of shares of the Company's common stock reserved for issuance under the plan will not be increased without first obtaining stockholder approval of such increase.  Shares that may be issued under the plan may either be authorized and unissued shares of the Company's common stock, or authorized and issued shares of the Company's common stock held in the Company's treasury, or any combination of the foregoing.  Any purchase price paid with shares of the Company's common stock shall be issued from shares reserved for issuance under the plan, and be based upon the "fair market value" (as defined below) of the Company's common stock as of the effective date of such purchase.

Dividends will be paid on shares of the common stock issued under the plan at the same rate dividends are paid to holders of the Company's common stock generally.  The Company is not currently paying dividends on its common stock.

"Fair market value" means, as of any date, (i) if the principal market for the Company's common stock is a national securities exchange, the closing sales price of the common stock (or the closing bid, if no sales were reported) on that date (or, if no closing sales price or closing bid was reported on that date, on the last trading date such closing sales price or closing bid was reported) on the principal exchange on which the common stock is then listed; or (ii) if the principal market for the common stock is not a national securities exchange, the average of the highest bid and lowest asked prices for the common stock on such day as quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer (or if no such prices were quoted on that date, on the last trading date such prices were quoted); or (iii) in the absence of an established market for the common stock of the type described in (i) and (ii) above, the fair market value thereof will be determined in good faith by the Company's Board of Directors.

3.           Adjustments in Authorized Shares

In the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event, or any partial or complete liquidation of the Company, such adjustments will be made in the number and class of shares of the Company's common stock available for issuance under the plan, as may be determined to be appropriate and equitable by the Board of Directors, in its discretion, to prevent dilution or enlargement of the benefits available under the plan.

4.           Amendments to the Plan

The Board of Directors may, at any time and from time to time, alter, amend, suspend, or terminate the Overriding Royalty Purchase Plan in whole or in part; provided, that any amendment that would cause the plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained.  Upon termination of the plan, the Company may not transfer any remaining shares authorized for issuance under the plan to another stock incentive plan or other equity plan maintained by the Company.

5.           Term

Unless earlier terminated, the Overriding Royalty Purchase Plan will terminate on the third anniversary of the date of its adoption by the Company's stockholders.